U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.   Name and Address of Reporting Person*

                  Yakimishyn               Gerald
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                  (Last)                    (First)                    (Middle)

                                11270 Chalet Road
--------------------------------------------------------------------------------
                                    (Street)

          N. Saanich  B.C.           Canada                        V8L 5M1
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             (City)                  (State)                        (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     MarketCentral.net Corp. [MKTS]

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     November, 1999

5.   If Amendment, Date of Original (Month/Year)

     N/A

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

      (   )  Director                             ( X )  10% Owner
      (   )  Officer (give title below)           (   )  Other (specify below)



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

7.   Individual of Joint/Group Filing (Check applicable line)

     ( X )  Form Filed by One Reporting Person
     (   )  Form Filed by More than One Reporting Person


          Table I - Non-Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned

====================================================================================================================================
                                                 4.
                                                 Securities Acquired (A) or
                                                 Disposed of (D)
                                                 (Instr. 3, 4 and 5)
====================================================================================================================================
                                                                                  5. Amount of        6. Owner-       7. Nature of
                                                                                  Securities          ship Form:      Indirect Bene-
                                                                                  Beneficially        Direct (D) or   Ficial Owner-
                                                                                  Owned at End        Indirect (I)    ship (Instr 4)
                                                                                  of Month            (Instr. 4)
1.               2.             3.                            (A)                 (Instr. 3 and 4)
Title of              Trans-        Trans-                    or
Security              action        action                    (D)
(Instr. 3)             Date          Code
                    (mm/dd/yy)    (Instr. 8)     Amount                Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/02/99                    1,000         D       $1.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/03/99                    1,000         D       $1.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/05/99                    1,000         D       $1.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/08/99                    2,000         D       $1.5625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/16/99                    1,000         D       $1.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/17/99                    1,000         D       $1.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/18/99                    1,000         D       $1.8125
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/19/99                    500           D       $2.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/19/99                    500           D       $2.6875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/19/99                    2,000         D       $2.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/22/99                    1,000         D       $2.75
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/22/99                    1,000         D       $3.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/22/99                    1,000         D       $3.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/29/99                    1,000         D       $2.875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         11/30/99                    1,000         D       $2.625
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options,convertible securities)

====================================================================================================================================
1.              2.             3.              4.             5.                                            7.
Title of        Conver-        Trans-          Trans-         Number of                                     Title and Amount of
Derivative      sion of        action          action         Derivative                                    Underlying Securities
Security        Exercise           Date        Code           Securities           6.                       (Instr. 3 and 4)
(Instr. 3)      Price of       (MM/DD/YY)      (Instr. 8)     Acquired (A)         Date Exercisable         -------------------
                Derivative                      -------       or Disposed          and Expiration           Title      Amount or
                Security                          Code 8      of (D) (Instr.       Date (mm/dd/yy)                     Number of
                                                              3, 4 and 5)          -----------------                    Shares
                                                              ------------         -
                                                              (A)      (D)         Date       Expira-
                                                                                   Exer-         tion
                                                                                   cisable       Date

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

=========================================================
8.            9.            10.          11.
Price         Number of     Owner-       Nature of
of            Deriv-        ship of      Indirect
Deriv-        ative         Deriv-       Beneficial
ative         Secur-        ative        Ownership
Security      ities         Secur-       (Instr. 4)
(Instr.       Bene-         ity:
5)            ficially      Direct
              Owned at      (D) or
              End of        Indirect
              Month         (I)
              (Instr.       (Instr.
              4)            4)
--------------------------------------------------------

--------------------------------------------------------

--------------------------------------------------------

--------------------------------------------------------

--------------------------------------------------------

========================================================

/s/ Gerald S. Yakimishyn                               December 2, 1999
-------------------------------                        ----------------
** Signature of Reporting Person                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

     Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.




* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.